Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	July 24, 2014		574-235-2000

Second Quarter Earnings Increase at 1st Source Corporation,
Dividend Declared

South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today reported net income of $14.49 million for the second quarter of 2014, up 3.96% over the $13.94 million earned in the second quarter of 2013. Year to date, net income was $28.13 million, up 6.76% compared to the first six months of last year. Diluted net income per common share for the second quarter amounted to $0.59, up 5.36% compared to $0.56 for the second quarter of 2013. Diluted net income per common share for the first half of 2014 was $1.15, an increase of 7.48%, compared to the $1.07 earned a year earlier.
At its July meeting, the Board of Directors approved a cash dividend of $0.18 per common share. The dividend is payable to shareholders of record on August 5, 2014 and will be paid on August 15, 2014.
According to Christopher J. Murphy, III, Chairman, "1st Source Corporation turned in a solid performance in the second quarter. Loan growth was healthy, up $145.97 million this quarter over the previous quarter, and up $230.15 million over the same quarter a year ago. In spite of somewhat lower yields, we have successfully maintained our net interest margin which held steady at 3.59%. Similar to national trends, in our markets we are seeing a consolidation of clients and a return of some of our competitors to loan structure and pricing practices that were prominent before the financial market meltdown in 2008. If this continues, it could put further pressure on interest margins and adversely impact credit quality across the country."
"Also, we opened a new banking center at the University of Notre Dame, along with the installation of 5 additional ATMs on the campus. This enhances our ability to better serve students, faculty and staff, as well as the University's administrative offices. We are remodeling some of the banking centers in our system to serve our clients more conveniently and effectively. Four of the banking centers have been completed and more are scheduled to finish in September," Mr. Murphy concluded.
Total assets were $4.93 billion, up 6.19% from a year earlier. Total loans and leases were $3.72 billion, up 6.59% from June 30, 2013. Total deposits were $3.82 billion, up 3.11% from the comparable figures at June 30, 2013. As of June 30, 2014, the common equity-to-assets ratio was 12.06%, down from 12.24% a year ago and the tangible common equity-to-tangible assets ratio was 10.50% compared to 10.56% a year earlier.
The net interest margin was 3.59% for the second quarter of 2014 versus 3.65% for the same period in 2013. The net interest margin was 3.59% for the six months ended June 30, 2014, versus 3.64% for the same period in 2013. Tax-equivalent net interest income was $40.62 million for the second quarter of 2014, compared to the $39.32 million from 2013's second quarter. For the first six months of 2014, tax-equivalent net interest income was $79.71 million, compared to $77.54 million for the first six months of 2013.

The reserve for loan and lease losses as of June 30, 2014 was 2.38% of total loans and leases compared to 2.45% at June 30, 2013. Net recoveries of $1.22 million were recorded for the second quarter of 2014, compared with net recoveries of $0.39 million in the same quarter a year ago. Year-to-date, net recoveries of $1.92 million have been recorded in 2014, compared to net recoveries of $0.33 million for the first half of 2013. The provision for loan and lease losses was $2.54 million for the second quarter of 2014, compared with $1.29 million from the same period in 2013. For the first six months of 2014, the provision for loan and lease losses was $3.35 million compared with $2.05 million for the first six months of 2013. The ratio of nonperforming assets to net loans and leases was 1.08% as of June 30, 2014 up from 1.01% on June 30, 2013.
Noninterest income for the second quarter of 2014 was $19.22 million, down 4.47% from same period in 2013. The decrease for the quarter was mainly attributed to lower mortgage banking income. For the first six months of 2014, noninterest income was $38.62 million, down 1.15% compared to 2013 primarily as a result of lower mortgage banking income and losses on partnership investments.
Noninterest expense was $34.42 million for the second quarter of 2014, down 3.69% from the second quarter of 2013. For the first six months of 2014, noninterest expense was $70.40 million, down 2.63% compared with $72.29 million for the same period in 2013. Noninterest expense decreased primarily as a result of lower loan and lease collection and repossession expenses and reduced salaries and benefits.
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 78 community banking centers in 17 counties, 9 trust and wealth management locations, 8 1st Source Insurance offices, as well as 21 specialty finance locations nationwide. Celebrating 150 years, 1st Source has a history dating back to 1863. The Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the NASDAQ Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,”

“assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
2nd QUARTER 2014 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
END OF PERIOD BALANCES
Assets			$4,925,727	$4,638,811
Loans and leases			3,723,535	3,493,385
Deposits			3,815,735	3,700,799
Reserve for loan and lease losses			88.776	85,690
Intangible assets			85,796	86,915
Common shareholders' equity			594,218	567,753

AVERAGE BALANCES
Assets	$4,831,313	$4,611,953	$4,765,107	$4,577,806
Earning assets	4,539,093	4,326,264	4,477,086	4,294,509
Investments	835,755	843,870	833,688	850,425
Loans and leases	3,662,156	3,419,723	3,603,016	3,381,093
Deposits	3,764,043	3,719,007	3,717,259	3,691,791
Interest bearing liabilities	3,451,752	3,305,196	3,396,660	3,284,762
Common shareholders' equity	599,292	574,867	597,002	570,220

INCOME STATEMENT DATA
Net interest income	$40,162	$38,871	$78,780	$76,625
Net interest income - FTE	40,622	39,324	79,709	77,544
Provision for loan and lease losses	2,543	1,293	3,347	2,050
Noninterest income	19,221	20,121	38,619	39,069
Noninterest expense	34,424	35,744	70,396	72,294
Net income	14,494	13,942	28,126	26,346

PER SHARE DATA
Basic net income per common share	$0.59	$0.56	$1.15	$1.07
Diluted net income per common share	0.59	0.56	1.15	1.07
Common cash dividends declared	0.18	0.17	0.35	0.34
Book value per common share	24.89	23.29	24.89	23.29
Tangible book value per common share	21.30	19.73	21.30	19.73
Market value - High	33.21	25.25	33.21	25.25
Market value - Low	28.76	22.65	27.56	21.88
Basic weighted average common shares outstanding	24,077,990	24,367,529	24,197,057	24,344,882
Diluted weighted average common shares outstanding	24,077,990	24,368,973	24,197,057	24,346,053

KEY RATIOS
Return on average assets	1.20%	1.21%	1.19%	1.16%
Return on average common shareholders' equity	9.70	9.73	9.50	9.32
Average common shareholders' equity to average assets	12.40	12.46	12.53	12.46
End of period tangible common equity to tangible assets	10.50	10.56	10.50	10.56
Risk-based capital - Tier 1	13.97	14.23	13.97	14.23
Risk-based capital - Total	15.28	15.55	15.28	15.55
Net interest margin	3.59	3.65	3.59	3.64
Efficiency: expense to revenue	55.59	59.00	57.01	61.03
Net charge offs to average loans and leases	(0.13)	(0.05)	(0.11)	(0.02)
Loan and lease loss reserve to loans and leases	2.38	2.45	2.38	2.45
Nonperforming assets to loans and leases	1.08	1.01	1.08	1.01

ASSET QUALITY
Loans and leases past due 90 days or more			$475	$184
Nonaccrual loans and leases			32,486	29,318
Other real estate			1,853	5,455
Former bank premises held for sale			801	951
Repossessions			5,455	137
Equipment owned under operating leases			23	—
Total nonperforming assets			$41,093	$36,045

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30, 2014	June 30, 2013
ASSETS
Cash and due from banks	$110,933	$64,850
Federal funds sold and interest bearing deposits with other banks	6,445	3,171
Investment securities available-for-sale (amortized cost of $798,708 and $815,626 at June 30, 2014 and 2013, respectively)	815,056	828,312
Other investments	23,597	22,409
Trading account securities	198	166
Mortgages held for sale	19,034	10,849

Loans and leases, net of unearned discount:
Commercial and agricultural loans	720,226	660,380
Auto and light truck	471,080	475,209
Medium and heavy duty truck	243,358	213,947
Aircraft financing	733,194	677,510
Construction equipment financing	369,755	311,135
Commercial real estate	602,321	576,810
Residential real estate	454,845	454,983
Consumer loans	128,756	123,411
Total loans and leases	3,723,535	3,493,385
Reserve for loan and lease losses	(88,776)	(85,690)
Net loans and leases	3,634,759	3,407,695

Equipment owned under operating leases, net	63,350	52,856
Net premises and equipment	45,840	46,027
Goodwill and intangible assets	85,796	86,915
Accrued income and other assets	120,719	115,561

Total assets	$4,925,727	$4,638,811

LIABILITIES
Deposits:
Noninterest bearing	$768,710	$698,389
Interest bearing	3,047,025	3,002,410
Total deposits	3,815,735	3,700,799

Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	191,545	162,778
Other short-term borrowings	158,457	39,126
Total short-term borrowings	350,002	201,904
Long-term debt and mandatorily redeemable securities	59,726	58,216
Subordinated notes	58,764	58,764
Accrued expenses and other liabilities	47,282	51,375
Total liabilities	4,331,509	4,071,058

SHAREHOLDERS' EQUITY
Preferred stock; no par value	—	—
Common stock; no par value	346,535	346,535
Retained earnings	280,917	241,401
Cost of common stock in treasury	(43,445)	(28,021)
Accumulated other comprehensive income	10,211	7,838
Total shareholders' equity	594,218	567,753

Total liabilities and shareholders' equity	$4,925,727	$4,638,811

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Loans and leases	$40,401	$40,112	$79,316	$79,282
Investment securities, taxable	3,401	3,498	6,746	7,193
Investment securities, tax-exempt	816	760	1,635	1,531
Other	232	241	509	483
Total interest income	44,850	44,611	88,206	88,489

Interest expense:
Deposits	2,994	4,412	5,965	8,954
Short-term borrowings	169	45	306	77
Subordinated notes	1,055	1,055	2,110	2,110
Long-term debt and mandatorily redeemable securities	470	228	1,045	723
Total interest expense	4,688	5,740	9,426	11,864

Net interest income	40,162	38,871	78,780	76,625
Provision for loan and lease losses	2,543	1,293	3,347	2,050
Net interest income after provision for loan and lease losses	37,619	37,578	75,433	74,575

Noninterest income:
Trust fees	4,955	4,439	9,431	8,540
Service charges on deposit accounts	2,207	2,325	4,273	4,564
Debit card income	2,463	2,344	4,695	4,409
Mortgage banking income	1,181	1,936	2,515	3,564
Insurance commissions	1,288	1,393	2,851	2,839
Equipment rental income	4,098	4,086	8,180	8,098
Gains on investment securities available-for-sale	—	—	963	—
Other income	3,029	3,598	5,711	7,055
Total noninterest income	19,221	20,121	38,619	39,069

Noninterest expense:
Salaries and employee benefits	18,827	19,176	38,309	39,112
Net occupancy expense	2,235	2,147	4,672	4,354
Furniture and equipment expense	4,413	3,909	8,650	7,808
Depreciation - leased equipment	3,290	3,274	6,539	6,499
Professional fees	1,062	1,310	2,190	2,665
Supplies and communication	1,337	1,499	2,729	3,035
FDIC and other insurance	850	927	1,714	1,805
Business development and marketing expense	899	932	2,583	1,705
Loan and lease collection and repossession expense	(17)	1,095	(512)	1,852
Other expense	1,528	1,475	3,522	3,459
Total noninterest expense	34,424	35,744	70,396	72,294

Income before income taxes	22,416	21,955	43,656	41,350
Income tax expense	7,922	8,013	15,530	15,004

Net income	$14,494	$13,942	$28,126	$26,346

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com